Exhibit 3.(i)(b)

                   CERTIFICATE OF AMENDMENT OF THE
                   CERTIFICATE OF INCORPORATION OF
                COMPUTER ASSOCIATES INTERNATIONAL, INC.
                _______________________________________

               Computer Associates International, Inc., a Delaware corporation, in order to amend its Certificate of Incorporation hereby certifies, pursuant to Section 242 of the General Corporation Law of the State of Delaware, as follows:

               FIRST: The Board of Directors of said corporation has duly adopted the following resolution proposing amendments to the Certificate of Incorporation and declaring its advisability:

               "That the Certificate of Incorporation be amended (i) to increase the number of shares of Common Stock, par value Ten Cents ($.10) per share, authorized for issuance from five million (5,000,000) to twenty-five million (25,000,000) and (ii) to eliminate the previously authorized class of fifteen thousand (15,000) shares of Class A Stock, par value One Dollar ($1.00) per share, none of which shares of Class A Stock is outstanding.

               The text of the proposed amendments to the Certificate of Incorporation shall be as follows:

                1. That the Article FOURTH of the Certificate of
     Incorporation be amended by deleting such Article FOURTH in its entirety and substituting therefor the following:

                "FOURTH: (A)	Number.  The total number of shares of
     capital stock which the corporation shall have authority to issue is twenty-five million ten thousand (25,010,000) of which (i) ten thousand (10,000) shall be Preferred Stock of the par value of One Dollar ($1.00) per share, and (ii) twenty-five million (25,000,000) shall be Common Stock of the par value of ten cents ($.10) per share.

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                         (B)	General.  Shares of stock of any class of
     the corporation may be issued from time to time for such consideration as may be fixed from time to time by the Board of

     Directors, but not less than the par value of shares of stock having a par value; and any and all such shares so issued, the full consideration for which shall have been paid or delivered, shall be deemed fully paid and non-assessable stock and not liable to any further call or assessment thereon.

                         (C)	Preferred Stock.

                         (a) The Preferred Stock shall have no voting powers and shall be issued from time to time in one or more series with such distinctive serial designations and (i) may be entitled to receive dividends (which may be cumulative or non-cumulative), at such rate or rates, or upon such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock; (ii) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (iii) may be made convertible into, or exchangeable for, shares of any other class or classes of stock of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (iv) shall have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby granted to and vested in the Board.

                         (b) Each outstanding share of Preferred Stock shall, at the request of the holder thereof, be redeemed by the corporation at any time after May 31, 1985. The redemption price shall be an amount equal to the liquidation preference value of the share of Preferred Stock sought to be redeemed, plus declared but unpaid dividends on the date fixed for redemption and such redemption price shall be paid out of funds legally available therefor. The corporation shall also have the right, at its option and at any time or from time to time, to redeem, in whole or in part, the outstanding shares of Preferred Stock at the same redemption price. In each case, the request of the holder or the corporation for redemption shall be delivered in writing and such request shall designate the date of redemption in accordance with Paragraph (c) of Section FOURTH (C) below. In the event of a redemption at the request of the corporation where less than all outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be chosen by lot or pro rata or by such other equitable method and in such manner as the Board of Directors of the corporation may determine.

                         (c) Notice of any proposed redemption of Preferred Stock shall be given by the corporation or the holder thereof by mailing a copy of such notice at least fifteen (15) and not more than sixty (60) days prior to the date fixed for such redemption to each holder of record of the shares of Preferred

     Stock to be redeemed, at his address appearing on the books of the corporation. If on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption so as to be and continue for a period of ten
     (10) years to be available therefor, then from and after the date of redemption so designated, notwithstanding that any certificate for shares of Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, and all rights with respect to such shares of Preferred Stock so called for redemption shall forthwith, on such redemption date, cease and terminate except only the right of the holders thereof to receive the redemption price of such shares so to be redeemed, but without interest thereon.

                         (d) The corporation may, however, prior to the redemption date specified in the notice of redemption, deposit in trust for the account of the holders of the shares of Preferred Stock to be redeemed, with a bank or trust company in good standing, organized under the laws of the United States of America or of the State of New York doing business in the City of New York, State of New York and having a capital, surplus and undivided profits aggregating at least $5,000,000, designated in such notice of redemption, all funds necessary for such redemption, together with irrevocable written instructions authorizing such bank or trust company, on behalf and at the expense of the corporation, to cause the notice of redemption to be mailed as herein provided at least fifteen (15) and not more than sixty (60) days prior to the redemption date and to include in said notice of redemption a statement that all funds necessary for such redemption have been so deposited in trust, for a period of ten (10) years and are immediately available, and thereupon, notwithstanding that any certificate for shares of Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding and all rights with respect to such shares of Preferred Stock shall forthwith, upon such deposit in trust, cease and terminate, except only the right of the holders thereof to receive from such bank or trust company, at any time after the time of such deposit, the redemption price of such shares so to be redeemed, but without interest thereon. In the event the holder of any such shares of Preferred Stock shall not, within ten (10) years after the redemption date, claim the amount deposited for the redemption thereof, the depositary shall, upon the request of the corporation expressed in a resolution by its Board of Directors, pay over to the corporation such unclaimed amount, and such depositary shall thereupon be relieved of all responsibility to such holders. Any monies deposited by the corporation which shall not be required for redemption for any reason and any interest accrued on any monies so deposited, shall be repaid to the corporation upon similar request.

                         (D) Common Stock.

                         (a) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to, and limitations imposed on, the holders of Preferred Stock, or except as may be provided by the laws of the State of Delaware,

                         (i) in the event of any distribution of assets upon liquidation, dissolution or winding-up of the corporation or otherwise, the holders of shares of Common Stock shall have the right to receive ratably and equally all the assets and funds of the corporation remaining after the payment to the holders of shares of Preferred Stock of the corporation of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding-up of the corporation as provided above, and

                         (ii) the holders of shares of Common Stock shall have exclusively all other rights of shareholders including, but not by way of limitation, the right to receive dividends, when and as declared by the Board of Directors out of assets legally available therefor.

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          SECOND:  In lieu of a meeting and vote of the shareholders, holders of outstanding shares of all classes of capital stock of the Corporation, including the holders of outstanding shares of Preferred Stock and Common Stock, have given written consents to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware which written consents have been filed with the Corporation and written notice thereof has been delivered pursuant to Section 228 of the General Corporation Law of the State of Delaware.

          THIRD:   Said amendment has been duly adopted in accordance
with Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: The capital stock of the Corporation shall not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed and attested by its officers thereunto duly authorized and its corporate seal to be affixed this 10th day of May, 1983.



                                        /s/ Anthony W. Wang
                                        ----------------------------
                                            Anthony W. Wang
                                            Executive Vice President



 Attest:


 /s/ Arnold S. Mazur
 ------------------------------
     Arnold S. Mazur, Secretary

STATE OF NEW YORK	)
 			)  ss.:
COUNTY OF NASSAU	)

      BE IT REMEMBERED that on this 10th day of May, 1983, personally came before me, a notary public in and for the State and County aforesaid, Anthony W. Wang, the Executive Vice President of Computer Associates International, Inc., the corporation described in the foregoing instrument and known to me personally to be such and acknowledged the said instrument to be his own act and deed and the act and deed of said corporation; that his signature is in his own handwriting; that the seal affixed to said instrument is the corporate seal of said corporation, and that the facts stated in said instrument are true.


                                         /s/Judith A. Cedeno
                                         -------------------
                                            Notary Public